Exhibit 10.13

EMPLOYMENT AGREEMENT

between

Aker MH AS

(the “Company”)

Org 942 524 544

and

Roy Dyrseth

(the “Executive Vice President”)

1.	Type of Position, Reporting, Place of Work, Offices etc.

1.1.	This employment agreement between the Executive Vice President and the Company is made effective from date to be agreed.

1.2.

The Executive Vice President shall act in the capacity of Head of Business Area Drilling Technologies in Aker Solutions. The Executive Vice President shall report directly to the President & CEO of Aker Solutions, and attend to his responsibilities as directed by the holder of said position. The Board of Directors and/or the Company Management may prepare instructions and guidelines which the Executive Vice President will be obligated to adhere to.

For the time being the main place of work is Kristiansand/to be agreed.

1.3.

Aker Solutions is engaged in market and product areas that are undergoing continuous development. This may necessitate changes to the Company that may require flexibility on the part of the Executive Vice President. The Company shall discuss with the Executive Vice President prior to any such changes.

1.4.	The Executive Vice President cannot accept any external directorships or other offices without the consent of the person to whom the Executive Vice President reports.

1.5.

The Executive Vice President is obligated to inform his manager of any ownership in or commercial relationship with any enterprise that Aker Solutions does or plans to do business with. The President & CEO may require the Executive Vice President to annually report any ownership in other companies.

2.	Working Hours

2.1.

The position is a full-time position that lays claim to the full working capacity and attention of the Executive Vice President. The Executive Vice President cannot hold any other position without the written consent of the person to whom the Executive Vice President reports.

2.2.

Working hours shall conform to the requirements of the Working Environment Act. No extra compensation is paid in respect of any overtime work required, cf. Section 10—12 of the Working Environment Act. Work beyond regular office hours must be expected.

3.	Salary and Other Benefits

3.1.	The Company shall pay the Executive Vice President a fixed annual salary of NOK 2,350,000.

3.2.

The salary shall be paid on the 20th day of each month, in instalments of 1/12 of the annual amount. No salary is paid during holiday periods. Instead, a holiday allowance pursuant to the provisions of the Holidays Act is paid during holiday absence.

3.3.	Other benefits:

The Company will cover the cost of one mobile telephone.

The Company will also pay a fixed broadband allowance amounting to NOK 4,800 per year. The amount is paid in 12 monthly instalments. Neither holiday pay nor pension contributions are calculated on the allowance.

These benefits may be altered by the Company with immediate, but not retroactive, effect.

3.4.	Salary and other fringe benefits shall be reviewed on an annual basis currently as of 1 July. The initial adjustment shall take place with effect from 1 July 2014.

3.5.	The Company shall during illness pay the full salary of the Executive Vice President for a period not exceeding 52 weeks, however, maximum payment cannot exceed 78 weeks during the last 3 years.

3.6.	The position falls within the scope of the incentive schemes adopted by the Company at any given time for the position.

4.	Pensions and Insurance

The Executive Vice President falls within the scope of the pension and insurance scheme adopted by the Company at any given time for its employees. The pension and insurance schemes may be altered by the Company, though without affecting accrued entitlements.

The ordinary retirement age is 67 years.

5.	Holidays

5.1.

The Executive Vice President shall be entitled to holiday leave and holiday allowance in accordance with the Holidays Act. Holidays shall be taken in accordance with the provisions of the said Act, and shall in each individual case be determined in agreement with the person to whom the Executive Vice President reports.

5.2.

It has been determined by the Company on an administrative basis that total annual holiday leave/holiday allowance (based on the accrual of full holiday entitlements) for the time being shall be the equivalent of five weeks.

6.	Confidentiality

6.1.

The Executive Vice President shall at all times and in all respects protect the interests of Aker Solutions, and shall keep secret all that relates to the activities of Aker Solutions, including marketing plans and all other trade secrets.

6.2.

The Executive Vice President is not permitted to utilise confidential information for other use, neither during the term of employment nor following the termination of such employment. The Executive Vice President shall following the termination of the employment, or upon the request of the Company, return all business documents and all electronically stored information of any nature whatsoever relating to the business operations of the Aker Solutions or companies collaborating with the Aker Solutions.

The Executive Vice President shall at the request of the Company be obligated to issue a written statement confirming that the Executive Vice President is not in possession of any form of documentation as mentioned above, nor of any other property belonging to the Aker Solutions.

7.	Termination and Dismissal

7.1.

The employment may be terminated by each of the parties based on a mutual notice period of 3 calendar months. Termination shall be notified in writing, and the notice period shall commence on the first day of the month following the issuance of such notice.

7.2.

The Company shall in case of termination of the employment be entitled to allocate other responsibilities to the Executive Vice President or order the Executive Vice President to resign with immediate effect, provided that salary and other fringe benefits shall be retained for the duration of the notice period.

7.3.

If the Executive Vice President has grossly neglected his obligations as laid down by statute, by agreement or by applicable policies, the Company shall be entitled to dismiss the Executive Vice President without notice. In such case all entitlements to salary and fringe benefits shall lapse with immediate effect.

7.4.

If the Company requests the resignation of the Executive Vice President out of concern for the affairs of the Company or Aker Solutions, or there is a mutual understanding between the Company and the Executive Vice President to the effect that the employment shall be terminated, the Executive Vice President shall be entitled to severance pay corresponding to 6 months regular fixed salary effective from the expiry of the notice period. Such payment is conditional upon the Executive Vice President accepting the termination, and Executive Vice President neither initiating employment protection proceedings nor making any claims against the Company in connection with the employment or the termination of the employment. Payment of severance pay shall take place monthly in accordance with the regular salary procedures of the Company. Severance pay does not imply the accrual of any holiday allowance or pension entitlements.

8.	Competition Clause

8.1.

The Executive Vice President shall during the term of employment – i.e. until the expiry of the agreed notice period, irrespective of whether or not the Executive Vice President carries out work for Aker Solutions during such notice period – and for a period of 8 months from the expiry of said notice period, not operate or be otherwise involved in any business competing with the business of Aker Solutions.

8.2.

The Executive Vice President shall during the term of employment and for a period of 12 months from the expiry of the agreed notice period – irrespective of whether or not the Executive Vice President carries out work for Aker Solutions during such notice period — not influence or seek to influence any employees or customers with whom the Executive Vice President has established contact through his work for Aker Solutions, to resign from the employment or sever their customer relationship with Aker Solutions.

8.3.	The Company is entitled to stop payment of any severance pay if Executive Vice President acts in conflict with paragraph 8.1 or 8.2.

9.	Intellectual Property Rights

Any patent rights (rights to patentable inventions), design rights, copyrights and property rights that arise or may be asserted in connection with the work performance or the outcome of the work performance of the Executive Vice President during the term of employment and for one year following the expiry thereof, shall, at no cost, become the property of the Company. This shall apply within the limitations laid down by Sections 7, first paragraph, 9 and 10 of the Act of 17 April 1970 No. 21 on Rights to Inventions Made by Employees.

10.	Miscellaneous

The agreement, including any attachments, replaces all previous written and oral agreements existing between the Executive Vice President and the Company in respect of this employment.

This agreement has been issued in two identical copies, of which the parties keep one copy each.

***********

31 March 2013

Aker Solutions ASA

/s/ Øyvind Eriksen	/s/ Roy A Dyrseth
Øyvind Eriksen	Roy A Dyrseth
Executive Chairman
Aker Solutions ASA

AGREEMENT

between

Aker MN AS

Org nr 942 524 544

( the “Company”)

and

Roy Dyrseth

(the “Manager”)

RESPECTING ASSUMPTION OF ALTERNATIVE DUTIES

1.	Regarding the employment in the Period from 60 until 65 Years of Age

1.1.	The following phasing out arrangements are agreed in order to optimise the utilisation of the overall management resources of the Company:

1.2.

Upon reaching the age of 60 years the Manager shall be entitled and obligated to resign from the management position. The Manager shall as of the same date assume alternative consultative or specialist duties within the Company, after further instructions from the Company.

1.3.

Working hours and salary shall undergo a reduction corresponding to 10% per annum upon the assumption of alternative duties at the time of reaching the age of 60 years, subject, however, to the accumulated reduction not exceeding 40%. The initial reduction of working hours and salary shall become effective as of the time of the assumption of alternative duties.

•

The arrangements imply that the working hours and salary of the Manager as of the time of reaching the age of 60 years will amount to 90% of original working hours and salary, with the addition of annual salary adjustment.

•	Upon reaching the age of 61 years, working hours and salary will amount to 80% of original working hours and salary, with the addition of annual salary adjustment.

•	Upon reaching the age of 62 years, working hours and salary will amount to 70% of original working hours and salary, with the addition of annual salary adjustment.

•	Upon reaching the age of 63 years, working hours and salary will amount to 60% of original working hours and salary, with the addition of annual salary adjustment.

•	Upon reaching the age of 64 years, working hours and salary will amount to 60% of original working hours and salary, with the addition of annual salary adjustment.

1.4.

The term salary shall in this context include fixed basic salary as well as variable pay. The fixed basic salary shall be adjusted annually in accordance with the average salary adjustment of the Company pertaining to its salaried employees. Other fringe benefits shall be maintained in their entirety. The Manager keeps the membership of the pension scheme and insurance scheme of the Company throughout the said period and the Company shall pay pension contribution to the pension scheme throughout such period. The pension contribution will be based on actual salary (max 12 G) after any reductions.

2.	Regarding the employment in the Period from 65 until 67 Years of Age

2.1.

At the end of the month during which the Manager reaches the age of 65 years, the Manager is excused from the working functions pursuant to section 1, and is at the Company’s disposal. The Manager shall, after further instructions from the Company, perform a minimum of 20% of full position and a maximum of 50%.

2.2.

At the time the Manager reaches the age of 65 years, the salary shall constitute 60% of fixed basic salary, exclusive variable pay, until the Manager reaches the age of 67 years, and regular pension becomes payable. The fixed basic salary shall be adjusted annually in accordance with the average salary adjustment of the Company pertaining to its salaried employees. The Manager keeps the membership of the pension scheme and insurance scheme of the Company throughout the said period and the Company shall pay pension contribution to the pension scheme throughout such period. The pension contribution will be based on actual salary (max 12 G) after any reductions.

2.3.

The obligation of the Company to pay salary to the Manager shall lapse as of the time of reaching the age of 67 years. The Manager will as of the said time receive such pension benefits as the Manager is entitled to from the pension scheme of the Company.

3.	General

3.1.	All payments from the Company pursuant to this agreement shall be made in accordance with the regular salary payment routines of the Company.

3.2.

The benefits laid down by Sections 1 and 2 are tied to the position of the Manager. A Manager falling within the scope of these arrangements shall cease to do so in case of his assuming an alternative position falling outside the scope of such arrangements.

3.3.	If the general retirement age is amended, the benefits shall be adapted accordingly.

This agreement has been made in two copies, of which each party keeps one copy each.

Fornebu. 31 March 2013

/s/ Øyvind Eriksen	/s/ Roy A Dyrseth
Øyvind Eriksen	Roy A Dyrseth
Executive Chairman
Aker Solutions ASA